Exhibit 99.1

STEVE MADDEN ANNOUNCES
PRELIMINARY SALES AND EPS RESULTS FOR FIRST QUARTER 2009;
RAISES FULL YEAR 2009 GUIDANCE

Long Island City, N.Y., April 23, 2009 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced preliminary sales and EPS results for the first quarter of 2009 and raised full year 2009 guidance.

First Quarter 2009 Preliminary Sales and EPS Results:

The company expects net sales for the first quarter 2009 to be between $106 million and $107 million. This compares to net sales of $100.5 million for the first quarter of 2008. EPS for the first quarter of 2009 is expected to be in the range of $0.35 to $0.37. This compares to EPS of $0.10 for the first quarter of 2008 which included a $0.15 charge related to the resignation of the Company’s former chief executive officer.

Net sales for the first quarter of 2009 will reflect shifts related to the Company’s Candies and International businesses. Candies has been transitioned to a “first cost” model from a wholesale model, and therefore revenue will now be recorded in other income. As a result of this change, net sales for the first quarter of 2009 will not reflect Candies revenue while net sales in the first quarter of 2008 reflected revenue of $4.9 million for the Candies business. In its International business, the Company shifted to a wholesale model from a “first-cost” model, and therefore revenue will now be recorded in net sales versus other income in last year’s first quarter. As a result of this change, net sales will reflect $5.2 million in International revenue in the first quarter of 2009 as compared to no revenue recorded in net sales for the International business in the first quarter of 2008.

Updated Full Year 2009 Guidance:

For fiscal 2009, the Company now expects net sales to range from flat to a decline of 2% compared to 2008, again incorporating shifts in the Candies and International businesses. Excluding the impact of these shifts, sales are expected to decline 2% to 4% for the year. Diluted EPS for 2009 is now expected to be in the range of $1.85 to $1.95. This compares to previous guidance of $1.40 to $1.55.

Edward Rosenfeld, Chairman and Chief Executive Officer commented, “We had a strong start to the year, with better than expected results driven by the performance of the Steve Madden Womens and Madden Girl brands within our wholesale division. Our updated full-year guidance reflects increased expectations for these two brands as well as for our Adesso Madden “first-cost” business, particularly our recently launched l.e.i. brand at Wal-Mart. While we are very pleased with our performance thus far, we will remain diligent in our inventory management and expense controls.”

Conference Call Details

The Company will hold its first quarter 2009 earnings conference call on Tuesday, May 5, 2009 at 8:30 a.m. Eastern Time. A live web cast of the conference call will be available online at: http://www.stevemadden.com/ under the Investor Relations section and will remain available for 30 days following the live call. A replay will also be available two hours following the call through June 6, 2009, via telephone at 1-888-203-1112 (U.S.) and 1-719-457-0820 (international) by entering the replay pin 6408740.

About Steve Madden

Steve Madden designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel, footwear, and accessories specialty stores, and online at http://www.stevemadden.com/. The Company has several licensees for its brands, including for outerwear, cold weather accessories, eyewear, hosiery, and bedding and bath products and owns and operates 94 retail stores, including its online store as of April 23, 2009. The Company is the licensee for footwear, handbags and belts for Fabulosity, for footwear for Elizabeth and James and l.e.i. and for handbags and belts for Betsey Johnson and Daisy Fuentes.

Investor Contacts:
ICR, Inc.
Investor Relations
Jean Fontana or Joseph Teklits
203-682-8200
www.icrinc.com